Mail Stop 6010

      August 19, 2005

Mr. Gary H. Brooks
Chief Executive Officer
Positron Corporation
1304 Langham Creek Drive, Suite 300
Houston, TX 77084

      Re:	Positron Corporation
Form 10-KSB for the Year Ended December 31, 2004
Form 10-KSB/A for the Year Ended December 31, 2004
Forms 10-QSB for the Quarters Ended March 31, 2005 and June 30,
2005
		File No. 000-24092

Dear Mr. Brooks:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.

							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant
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Mr. Gary H. Brooks
Positron Corporation
July 22, 2005
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